Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Grand Place/Grote Markt 1

1000 Brussels, Belgium

(Address of Principal Executive Offices)

Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011

Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011

(Full Title of the Plans)

John Blood

Anheuser-Busch InBev SA/NV

250 Park Avenue

New York, New York 10017

Tel. No.: (212) 573-4366

(Name, Address and Telephone Number of Agent for Service)

Copies to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Tel. No.: 011-44-20-7959-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Amount of Registration Fee
Ordinary shares of Anheuser-Busch InBev SA/NV without nominal value (“Ordinary Shares”) (granted pursuant to the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011)	3,500,000(3) (of which 1,250,000 are being newly registered)	$57.55(5)	$71,937,500(5)	$8,244.04(6)
Ordinary Shares (granted pursuant to the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011)(1)	3,900,000(4) (all of which have been previously registered)	N/A	N/A	$0
Total			$71,937,500	$8,244.04

(1)	The Ordinary Shares of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, each representing one ordinary share without nominal value. A separate registration statement on Form F-6 was filed with the Securities and Exchange Commission on June 26, 2009, as amended by Post-Effective Amendment No. 1, filed on September 14, 2009 (Registration No. 333-160277) for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.
(2)	The amount being registered also includes an indeterminate number of Ordinary Shares, which may be issuable under the plans as a result of variations in share capital, share splits, share dividends or similar transactions, in accordance with Rule 416.
(3)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”), the registration of 3,500,000 Ordinary Shares pursuant to the Registrant’s Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 consists of 1,250,000 Ordinary Shares being newly registered and 2,250,000 Ordinary Shares previously registered on Form S-8 (File No. 333-171231) filed with the Commission on December 17, 2010. See “Explanatory Statement.”
(4)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”), this Registration Statement includes 3,900,000 Ordinary Shares to be represented by ADSs pursuant to the Registrant’s Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011, all of which have been previously registered on Form S-8 (File No. 333-171231) filed with the Commission on December 17, 2010. See “Explanatory Statement.”
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The estimate is based on the average of the high and low prices of the Ordinary Shares as reported on Euronext Brussels on December 16, 2011, and converted at the noon buying rate of €1.00 = $1.30 on December 16, 2011.
(6)	As described in Note (3) above and the “Explanatory Statement,” the registration fees previously paid with respect to 2,250,000 Ordinary Shares are being carried forward to this Registration Statement.

EXPLANATORY STATEMENT

Anheuser-Busch InBev SA/NV, a public limited liability company organized and existing under Belgian law (“Anheuser-Busch InBev”), has filed this Registration Statement to register Anheuser-Busch InBev’s ordinary shares without nominal value (the “Ordinary Shares”) for use pursuant to two plans: the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011 and the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2011.

Out of the total of 7,400,000 Ordinary Shares being registered in this Registration Statement, 6,150,000 Ordinary Shares (the “Carryover Shares”) are being carried over and 1,250,000 Ordinary Shares are being newly registered herewith. The 1,250,000 Ordinary Shares being newly registered are being registered for use pursuant to the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011.

The Carryover Shares were previously registered for use pursuant to the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2010 and the Long-Term Incentive Plan Relating to American Depositary Shares of Anheuser-Busch InBev – 30 November 2010 (the “2010 Plans”) under the Registration Statement on Form S-8 (File No. 333-171231), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2010 (the “2010 Registration Statement”). To effect the carryover of the Carryover Shares from the 2010 Registration Statement, Anheuser-Busch InBev has contemporaneously filed a Post-Effective Amendment No. 1 (the “Amendment”) to the 2010 Registration Statement. Following the filing of the Amendment, the Carryover Shares will no longer be available for new awards under the 2010 Plans.

Consequently, in accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented):

1.	Anheuser-Busch InBev is carrying over 6,150,000 Carryover Shares from the 2010 Registration Statement. Of this total, 3,900,000 Carryover Shares are for use under the Long-Term Incentive Plan Relating to American Depository Shares of Anheuser-Busch InBev – 30 November 2011 and 2,250,000 Carryover Shares are for use under the Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011. In addition, Anheuser-Busch InBev is newly registering a further 1,250,000 Ordinary Shares for use pursuant to its Long-Term Incentive Plan Relating to Shares of Anheuser-Busch InBev – 30 November 2011, for a total of 3,500,000 Ordinary Shares for use pursuant to that Plan;

2.	$24,993.15 of the total $44,374.98 registration fee paid in connection with the 2010 Registration Statement is allocable to the Carryover Shares, and is carried over to this Registration Statement with respect to the Carryover Shares; and

3.	Contemporaneously with the filing of this Registration Statement, the 2010 Registration Statement is being amended on a post-effective basis to effect the transfer of shares to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the plans covered by this registration statement as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents that Anheuser-Busch InBev SA/NV (“Anheuser-Busch InBev”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated in this registration statement by reference and made a part hereof:

•	Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC on April 13, 2011 (“Annual Report”);

•	Current Report on Form 6-K furnished to the SEC on May 4, 2011;

•	Current Report on Form 6-K furnished to the SEC on August 12, 2011;

•	Current Report on Form 6-K furnished to the SEC on November 9, 2011; and

•

The description of the Ordinary Shares contained under the headings “Item 10. Additional Information – Share Capital” and “Item 10. Additional Information – Memorandum and Articles of Association and Other Share Information – Description of the Rights and Benefits Attached To Our Shares” in the Registrant’s Registration Statement on Form 20-F (File No. 001-34455) filed with the SEC on September 14, 2009 (“Initial Form 20-F”), and the description of the American Depositary Shares contained under the heading “Item 12. Description of Securities Other Than Equity Securities – American Depositary Shares” in the Initial Form 20-F, as well as any amendment or report filed for the purpose of updating such descriptions.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of Anheuser-Busch InBev since its date or that the information contained in it is current as of any time subsequent to its date.

All documents filed by Anheuser-Busch InBev pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that Anheuser-Busch InBev furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed or furnished document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Please refer to “Item 10. Additional Information – Memorandum and Articles of Association and Other Share Information – Description of the Rights and Benefits Attached To Our Shares” in the Initial Form 20-F for a description of Ordinary Shares.

Please refer to “Item 12. Description of Securities Other Than Equity Securities – American Depositary Shares” in the Initial Form 20-F and the Annual Report for a description of American Depositary Shares.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Directors and Officers

Group Coverage and Policy

As the parent company of the Anheuser-Busch InBev Group, Anheuser-Busch InBev SA/NV has undertaken to indemnify its directors, officers and employees against any and all expenses (including, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification by Anheuser-Busch InBev SA/NV), judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by any such director, officer and employee in connection with the defense or settlement of any proceeding brought (i) by a third party or (ii) by Anheuser-Busch InBev SA/NV or by shareholders or other third parties in the right of Anheuser-Busch InBev SA/NV. Such indemnification applies if, with respect to the acts or omissions of such director, officer and employee, he acted in good faith and in a manner he reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, in the case of a criminal action or proceeding, he had no reason to believe that his conduct was unlawful. For these purposes, “proceeding” refers to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to which a director, officer or employee is a party or is threatened to be made a party by reason of the fact that he or she was a director or an agent of Anheuser-Busch InBev SA/NV or of one of its subsidiaries or by reason of anything done or not done by him in such capacity.

No determination in any proceeding by judgment, order, settlement or conviction or otherwise shall, of itself, create a presumption that such director, officer or employee did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

In addition, Anheuser-Busch InBev has a liability insurance policy that covers all past, present and future directors and officers of Anheuser-Busch InBev SA/NV and its subsidiaries, which are those entities in which it holds more than 50% of the voting rights, or of which it can individually, or under a shareholders’ agreement, appoint the board of directors. The insurance covers any damages such directors or officers are legally obliged to pay as a result of any claim against them. A “claim,” for these purposes, includes all requests against the directors and officers, including (i) a civil proceeding; (ii) a criminal proceeding; (iii) a formal administrative or regulatory proceeding; and (iv) a written request by a third party.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of December 20, 2011 (English-language translation) (incorporated by reference to Exhibit 99.2 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-34455) furnished to the SEC on December 21, 2011).

4.2	Amended and Restated Deposit Agreement, by and among Anheuser-Busch SA/NV and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of September 15, 2009 (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the SEC on February 25, 2010).

23.1	Consent of KPMG – Bedrijfsrevisoren / Réviseurs d’Entreprises.

23.2	Consent of PricewaterhouseCoopers Bedrijfsrevisoren BCVBA.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Anheuser-Busch InBev SA/NV, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leuven, Belgium on December 21, 2011.

Anheuser-Busch InBev SA/NV

By:	/s/ Benoit Loore
Name:	Benoit Loore
Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on December 21, 2011.

Signature:	Title:

*	Chief Executive Officer
Carlos Brito	(principal executive officer)

*	Chief Financial Officer
Felipe Dutra	(principal financial and accounting officer)

*	Director
Stéfan Descheemaeker

*	Director
Peter Harf

*	Director
Marcel Hermann Telles

*	Director
Jorge Paulo Lemann

*	Director
Grégoire de Spoelberch

*	Director
Kees J. Storm

*	Director
Roberto Moses Thompson Motta

*	Director
Alexandre Van Damme

Director
Carlos Alberto da Veiga Sicupira

	*	Director
Mark Winkelman

	*	Director
Olivier Goudet

	*	Director
Paul Cornet de Ways Ruart

	*	Authorized Representative in the United States
John Blood

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of December 20, 2011 (English-language translation) (incorporated by reference to Exhibit 99.2 to Anheuser-Busch InBev SA/NV’s Report on Form 6-K (File No. 001-34455) furnished to the SEC on December 21, 2011).

4.2	Amended and Restated Deposit Agreement, by and among Anheuser-Busch SA/NV and The Bank of New York Mellon, as Depositary and Owners and Holders of American Depositary Shares, dated as of September 15, 2009 (incorporated by reference to Exhibit 4.2 to Anheuser-Busch InBev SA/NV’s Registration Statement on Form S-8 (File No. 333-165065) filed with the SEC on February 25, 2010).

23.1	Consent of KPMG – Bedrijfsrevisoren / Réviseurs d’Entreprises.

23.2	Consent of PricewaterhouseCoopers Bedrijfsrevisoren BCVBA.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.2	Power of Attorney of Authorized Representative in the United States.